EXHIBIT 99.1

Nevada Gold & Casinos Announces First Quarter 2009 Financial Results

HOUSTON, Sept. 9, 2008 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the first quarter ended July 31, 2008.

For the first quarter of fiscal 2009, the Company's net loss was $0.8 million compared to net income of $0.5 million in the first quarter of fiscal 2008. The Company recorded a net loss per diluted common share of $0.06, compared to earnings per diluted common share of $0.04 in the prior year period. Adjusted for the sale of the Company's interest in Isle of Capri-Black Hawk LLC and the sale of American Racing, EPS would have been ($0.06) in the first quarter of fiscal 2009 compared to adjusted EPS of ($0.09) in the first quarter last year. Net revenues decreased to $1.6 million compared to $2.0 million in the first quarter ended July 29, 2007. Loss before income tax benefit for the first quarter of fiscal 2009 was $1.3 million compared to income before income tax expense of $0.6 million in the first quarter of fiscal 2008. The Company's cash position at the end of August 2008 exceeded $18 million.

Robert Sturges, CEO of Nevada Gold & Casinos, Inc., commented, "We believe our current cash position leaves us very well situated to aggressively pursue opportunities for future growth. The recently announced RCI transaction represents another successful disposition of a non-core asset and will also enable us to focus on our core strengths in casino acquisitions and management contracts."

Financial Results

For the first quarter of fiscal 2009, net revenues decreased to $1.6 million compared to $2.0 million in the first quarter of fiscal 2008. Operating expenses decreased to $3.0 million from $3.2 million in the first quarter of 2008. Operating expenses included corporate expense of $1.2 million compared to $1.3 million in the first quarter of fiscal 2008.

The Company did not record equity in earnings from Isle of Capri-Black Hawk during the first quarter of fiscal 2009 compared to $1.9 million for the first quarter of fiscal 2008. The sale of Isle of Capri-Black Hawk was completed January 27, 2008. The Company did not record losses in earnings from American Racing during the first quarter of fiscal 2009 compared to a $0.8 million loss in the first quarter of fiscal 2008. In addition, the Company recorded a $1.3 million gain on the sale of American Racing in the first quarter of fiscal 2008. The sale of American Racing was completed June 14, 2007.

Net loss for the first quarter of fiscal 2009 was $0.8 million compared to a net income of $0.5 million in the first quarter of fiscal 2008. Net loss per diluted common share was $0.06, compared to net earnings per diluted common share of $0.04 in the prior year period.

Diluted weighted average common shares outstanding in the first quarter were 12.9 million compared to 12.9 million in the prior year period.

Recent Events

Separately, the Company announced that it no longer expects to acquire the Horizon Casino Hotel in Vicksburg, Mississippi under the previously negotiated terms and conditions. Nevada Gold and Tropicana Entertainment are currently in discussions regarding a possible alternative transaction and will disclose pertinent details if and when any alternative terms are finalized.

On August 12, 2008, the Company announced that Restaurant Connections International, Inc. ("RCI") sold Internacional Restaurantes do Brasil Ltda ("IRB"), a majority-owned subsidiary, to Pogo Participacoes Ltda for $5.5 million. Nevada Gold is a founding shareholder of RCI, and currently owns a 56% interest in RCI. IRB owns 16 Pizza Hut restaurants in Sao Paulo. From the proceeds of the sale, RCI repaid the promissory note and accrued interest due to Nevada Gold in the approximate amount of $4.7 million. The RCI note to Nevada Gold replaced the notes and accrued interest previously due from Clay County Holdings and Service Interactive, Inc. Nevada Gold received the funds on August 12, 2008.

Earnings Conference Call and Webcast

The Company will discuss first quarter financial results via the earnings conference call to be held tomorrow at 9:00 a.m. ET at www.nevadagold.com, Investor Relations, Events or by dialing (888) 219-1463 or (913) 312-0720 for international callers. If you are unable to participate, the conference call replay will be available by dialing (888) 203-1112 or 719-457-0820 for international callers. The replay access code is 6142741. In addition, the call will be archived on the Company's website through September 17, 2008.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Current Native American projects consist of a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	July 31,	July 29,
	2008	2007
Revenues:
Casino	$1,556,953	$1,893,241
Food and beverage	446,725	412,195
Management fees	--	40,174
Other	13,873	34,251
Gross revenues	2,017,551	2,379,861
Less promotional allowances	(397,795)	(399,484)
Net revenues	1,619,756	1,980,377

Expenses:
Casino	518,055	483,444
Food and beverage	210,142	194,883
Marketing and administrative	668,817	701,170
Facility	98,330	93,986
Corporate expense	1,237,334	1,250,304
Legal expense	51,724	121,257
Depreciation and amortization	164,595	202,413
Impairment of unconsolidated affiliate	--	100,000
Other	33,115	6,016
Total operating expenses	2,982,112	3,153,473
Operating loss	(1,362,356)	(1,173,096)
Non-operating income (expenses):

Earnings (loss) from unconsolidated
affiliates	(3,572)	1,189,889
Loss on sale of assets	(6,040)	--
Gain on settlement of development project	--	14,500
Gain on sale of unconsolidated affiliate	--	1,296,423
Interest income	479,207	526,999
Interest expense	(406,393)	(1,106,943)
Amortization of loan issue costs	(31,639)	(167,370)
Income (loss) before income tax (expense)
benefit	(1,330,793)	580,402
Income tax (expense) benefit	504,689	(37,916)
Net income (loss)	$(826,104)	$542,486

Per share information:
Net income (loss) per common share -
basic	$(0.06)	$0.04
Net income (loss) per common share -
diluted	$(0.06)	$0.04
Basic weighted average number of shares
outstanding	12,939,130	12,939,130
Diluted weighted average number of shares
outstanding	12,939,130	12,939,130

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	July 31,	April 27,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,800,873	$1,396,313
Restricted cash	13,000,000	13,014,000
Accounts receivable	10,048	2,313,593
Accounts receivable - affiliates	46,903	57,359
Prepaid expenses	291,067	369,025
Notes receivable, current portion	1,100,000	1,100,000
Assets held for sale	4,601,104	--
Other current assets	62,683	54,446
Total current assets	21,912,678	18,304,736
Investments in unconsolidated affiliates	151,396	154,969
Investments in development projects	2,548,005	2,407,562
Investments in development projects held
for sale	3,437,932	3,437,932
Notes receivable, net of current portion	--	1,100,000
Notes receivable - affiliates, net of
current portion	--	3,521,066
Notes receivable - development projects,
net of current portion and allowances	16,510,200	16,510,200
Goodwill	5,462,918	5,462,918
Property and equipment, net of accumulated
depreciation of $1,965,285 and $1,808,883
at July 31, 2008 and April 27, 2008,
respectively	1,253,772	1,327,275
Deferred tax asset	2,390,415	1,885,726
Other assets	6,004,731	6,780,317
Total assets	$59,672,047	$60,892,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$808,859	$1,097,277
Accrued interest payable	--	115,027
Other accrued liabilities	131,922	203,071
Taxes payable	3,911,475	3,911,475
Total current liabilities	4,852,256	5,326,850
Long-term debt, net of current portion	15,550,000	15,550,000
Other liabilities	53,634	56,505
Total liabilities	20,455,890	20,933,355

Commitments and contingencies	--	--

Stockholders' equity:
Common stock, $0.12 par value per share;
50,000,000 shares authorized; 13,935,330
shares issued and 12,939,130 shares
outstanding at July 31, 2008 and April 27,
2008, respectively	1,672,240	1,672,240
Additional paid-in capital	19,175,621	19,092,706
Retained earnings	28,575,786	29,401,890
Treasury stock, 996,200 shares at July 31,
2008 and April 27, 2008, respectively, at
cost	(10,216,950)	(10,216,950)
Accumulated other comprehensive income	9,460	9,460
Total stockholders' equity	39,216,157	39,959,347
Total liabilities and stockholders'
equity	$59,672,047	$60,892,701

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CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200